Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2011, relating to the financial statements of Psychemedics Corporation (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

 /s/  BDO USA, LLP

Boston, Massachusetts
May 26, 2011